Exhibit 99.1

Rosetta Resources Inc. Announces Two-Year Strategic Outlook and Provides 2014 Operations and Reserve Update
•	Updated two-year capital spending outlook of up to $350 million per year, targeting cash flow neutrality in 2015 and 2016
•	Released production guidance of 58 to 62 thousand barrels of oil equivalent per day for 2015 and 2016
•	Replaced 113 percent of production from all sources in 2014; 106 percent replaced through the drill bit
•	Increased total net risked resources, including proved undeveloped reserves, 15 percent to more than 900 million barrels of oil equivalent
•	Executed Credit Facility amendment converting from a total debt to EBITDA covenant to total senior secured debt to EBITDA and interest coverage covenants
HOUSTON, February 23, 2015 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced its strategic plan to hold its core acreage positions and prudently develop its portfolio of projects in a manner that conserves inventory for a commodity price recovery and maintains the strength of the Company’s balance sheet. The Company sees preserving resource inventory and defending production levels as the most appropriate course of action for delivering attractive shareholder value in a depressed commodity price environment. Based on current commodity price expectations, the Company plans to spend up to $350 million in capital per year, operate within cash flow and deliver targeted annual production volumes of about 60 thousand barrels of oil equivalent per day (“MBoe/d”) for the full-years 2015 and 2016.
“Rosetta has taken important steps the past several months to position the Company on solid footing so that our shareholders will benefit the most from a commodity price recovery," said Jim Craddock, Rosetta's Chairman, CEO and President. "We've chosen to defer production growth and focused instead on living within our means, maintaining our core acreage positions, and defending a target production level of about 60,000 Boe per day.  Our project inventory is intact and we stand ready to increase capital spending when commodity prices warrant."
Operational and Production Outlook

The first year of the Company’s two-year operational program is based on completing roughly 20 gross operated wells in the Eagle Ford and eight gross operated wells in the Permian. The Company will focus on the high rate of return areas in the southern Gates Ranch and the Wolfcamp ‘A’ bench in the Delaware Basin. Drilling and completion costs should account for approximately 80 percent of the total spending with the remaining 20 percent allocated to central facilities, leasehold, and other corporate costs.

As a result of the lower capital spending program, full-year 2015 production guidance is expected to range from 58 – 62 MBoe/d.  For the first quarter of 2015 the Company’s production guidance is 64 – 67 MBoe/d. The average oil ratio is expected to be approximately 28 percent in 2015 as the majority of activity moves to southern Gates Ranch. Rosetta’s capital project activity and guidance anticipates the realization of drilling, completion and other service cost reductions ranging from 20 to 30 percent as compared with 2014 levels. The Company’s cost per unit expense guidance for the first quarter and full-year 2015 is outlined in the attached “Summary of Guidance” table.
Financing and Derivatives Update
At the end of 2014, the Company’s borrowing base under the Amended and Restated Senior Revolving Credit Facility (the “Credit Facility”) was $950 million with a committed amount of $800 million.  On December 31, 2014, Rosetta’s total liquidity was $634 million comprised of $600 million available for borrowing under the Credit Facility and $34 million of cash and cash equivalents. On February 18, 2015, Rosetta amended its Credit Facility, modifying its financial covenant requirements by replacing the previous total debt to EBITDA ratio (not to exceed 4.0x) with a total senior secured debt to EBITDA ratio (not to exceed 2.5x) and an interest coverage ratio (no less than 2.5x). The new financial covenant requirements are effective for the remainder of the Credit Facility term, currently set to expire in April 2018. In addition, the Company’s senior note maturities range from 2021 to 2024 and have an average interest rate of 5.78 percent.
During December 2014, Rosetta entered into additional 2015 derivative positions for roughly 7,000 barrels of oil per day in the form of costless collars with an average Light Louisiana Sweet floor price of $55 per barrel and an average ceiling price of approximately $85 per barrel. When combined with existing 2015 hedges, the notional volumes hedged equate to a substantial portion of the Company’s projected equivalent production and all of the related oil production. The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of January 31, 2015.
2014 Proved Reserves
In 2014, Rosetta replaced 113 percent of production from all sources (including net reserve additions from drilling activity, price revisions, proved acquisitions and performance revisions) and organically replaced 106 percent of production through the drill bit. The Company also increased proved developed reserves by 53 percent from roughly 90 million barrels of oil equivalent (“MMBoe”) to more than 138 MMBoe by year end.
The Company’s proved reserves as of December 31, 2014 increased by one percent from the prior year end to 282 MMBoe comprised of 68 million barrels of crude oil and condensate, 105 million barrels of natural gas liquids (“NGLs”) and 655 billion cubic feet of natural gas. Of the total proved reserves, 61 percent are liquids and 49 percent are classified as proved developed.  The estimated standardized measure of discounted future net cash flows from Rosetta's proved reserves at December 31, 2014 was $2.6 billion, representing an increase of 14 percent from the prior year end.

Furthermore, while the Company was successful in expanding unproved resource potential by 28 percent to 765 MMBoe, the Company’s lower levels of future expected capital spending did not support the addition of proved undeveloped reserves to the proved reserve base at this time. Therefore, such resource potential is reflected as unproved as of December 31, 2014.
In 2014, the Company also expanded its total project inventory, particularly in the Delaware Basin, where approximately 940 net horizontal locations were added. The new total of nearly 1,400 net horizontal locations represents an increase of more than three times the number of horizontal locations remaining at year-end 2013. Total Company net risked resources, including proved undeveloped reserves, increased 15 percent from 788 MMBoe at year-end 2013 to 908 MMBoe at year-end 2014.
2014 Fourth Quarter and Full-Year Results
Rosetta reported fourth quarter 2014 net income of $185.5 million, or $3.01 per diluted share, versus net income of $29.5 million, or $0.48 per diluted share, for the same period in 2013.  Adjusted net income (non-GAAP) for the quarter was $15.5 million or $0.25 per diluted share, versus $51.0 million, or $0.83 per diluted share, in 2013. For the year ended December 31, 2014, Rosetta reported net income of $313.6 million, or $5.09 per diluted share, versus net income of $199.4 million, or $3.39 per diluted share, for 2013.  Adjusted net income (non-GAAP) for 2014 was $144.7 million, or $2.35 per diluted share, versus $227.9 million, or $3.87 per diluted share, in 2013.  A summary of the adjustments made to calculate adjusted net income and adjusted EBITDA are included in the attached “Non-GAAP Reconciliation Disclosure” tables.
Production for the quarter averaged 73 MBoe/d, an increase of 41 percent from the same period in 2013 and flat compared to the previous quarter. Production for the year averaged 66 MBoe/d, up 32 percent from 2013. Annual production records were set for all commodity streams due to the ongoing development of the Company’s Eagle Ford assets and higher production from increased activity in the Delaware Basin. Oil production in 2014 averaged 19 thousand barrels (“MBbls”) per day, an increase of 39 percent from 2013.  Daily production of NGLs increased by 31 percent compared to the prior year and natural gas averaged 141 million cubic feet (“MMcf”) per day, an increase of 28 percent from 2013. A summary of the Company’s quarterly and annual production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.
Revenues for the fourth quarter of 2014 were $503.6 million compared to $204.8 million for the same period in 2013.  Fourth quarter revenues excluding unrealized derivatives were $238.6 million in 2014 and $217.9 million in 2013. For full-year 2014, revenues were $1.3 billion compared to $814.0 million for the same period in 2013.  Full-year revenues, excluding unrealized derivatives were $1.0 billion in 2014 and $830.4 million in 2013. For the year, 79 percent of revenue was generated from oil, condensate and NGL sales, including the effects of realized derivatives, as compared to 82 percent for 2013.
Direct lease operating expense (“LOE”) for the fourth quarter was $2.84 per barrel of oil equivalent (“Boe”), a decrease of four percent versus the third quarter.  For full-year 2014, direct LOE increased by 16 percent to $2.90 per Boe compared to 2013 primarily due to a full-year of Permian Basin operations and increased costs in the Eagle Ford.  A summary of the Company’s production and operating costs on a per Boe basis is included in the attached “Summary of Operating Data” table.

2014 Operational Update
In the fourth quarter of 2014, Rosetta made capital investments of $190 million, drilling 23 gross operated wells and completing eight wells.  Capital spending for full-year 2014 totaled $1.22 billion, excluding acquisitions.  The Company drilled a total of 140 gross operated wells and completed 131 gross wells during the year.  Capital spending included $666 million for drilling and completion in the Eagle Ford shale, where 94 wells were drilled and 95 wells were completed, and $362 million for drilling and completion in the Permian Basin, where 46 wells were drilled and 36 wells were completed. The 2014 capital program also included approximately $120 million for facilities projects.
EAGLE FORD
During the quarter, the Company operated three to four rigs in the Eagle Ford area.  At the end of the quarter, 60 drilled wells were awaiting completion up from 51 in the prior quarter. Daily production from the Eagle Ford was 65 MBoe/d in the fourth quarter, an increase of 36 percent from the prior year and flat versus the prior quarter.  Five gross wells were completed in the fourth quarter and 95 wells were completed in 2014.  At Gates Ranch, four wells were completed and six wells awaiting completion were added for a total of 30 wells at year-end 2014.  Additionally, one well was completed at Encinal in the fourth quarter.
Approximately 214 Gates Ranch lower Eagle Ford well locations remain as of year-end 2014. The Company’s Upper Eagle Ford pilot testing in 2014, in both the Gates Ranch and L&E areas, reflects encouraging well performance that suggests the potential to add nearly 300 additional locations.
Since beginning operations in the Eagle Ford area, Rosetta has completed 300 gross horizontal Eagle Ford wells. As of December 31, 2014, approximately 65 percent of the Company’s identified Eagle Ford inventory locations, excluding Upper Eagle Ford, remain.
PERMIAN BASIN
Rosetta’s production from the Permian averaged approximately 8 MBoe/d in the fourth quarter, a decrease of four percent from the third quarter.  The Company operated four rigs in the Delaware Basin area during the fourth quarter. Nine gross horizontal wells were drilled and three gross horizontal wells were completed in the fourth quarter, compared to nine gross horizontal wells drilled and seven gross horizontal wells completed in the previous quarter.  The following table details the Company’s three gross horizontal wells completed in Reeves County during the quarter:

Well Name	Rosetta WI, %	Bench / Lateral Length	# Frac Stages	Gross 30-Day IP Boe/d	Oil %
Intrepid 27-38 #2H	100	WC A / 7,000 ft	26	1,714	77
Blue Duck 35 #1H	89	WC A / 4,100 ft	16	915	73
Rodeo State 12 #3H	94	WC A / 4,100 ft	16	917	66
The Intrepid 27-38 #2H well is the Company’s longest lateral well drilled to date. The well was completed with a 7,000-foot lateral and 26 frac stages and had a 7-day and 30-day initial stabilized production rate of 1,913 Boe/d and 1,714 Boe/d, respectively. The success of the Intrepid well signals that longer lateral development in the Delaware Basin is expected to lead to higher per well estimated ultimate recoveries.
Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns positions in the Eagle Ford area in South Texas and in the Permian Basin in West Texas.  Rosetta is based in Houston, Texas.
[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and forecasts will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; cyber-attacks; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil, NGLs or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources potential" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resource potential are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of not being realized by the Company.  Estimates of net risked resource potential may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.
Investor Contact:

Antoinette D. (Toni) Green
Vice President, Investor Relations & Strategy
Rosetta Resources Inc.
info@rosettaresources.com
Blake F. Holcomb
Investor Relations Manager
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$34,397	$193,784
Accounts receivable	117,070	122,677
Derivative instruments	221,250	4,307
Prepaid expenses	8,142	9,860
Deferred income taxes	—	27,976
Other current assets	3,535	1,284
Total current assets	384,394	359,888
Oil and natural gas properties using the full cost method of accounting:
Proved properties	5,337,537	3,951,397
Unproved/unevaluated properties, not subject to amortization	550,979	755,438
Gathering systems and compressor stations	285,989	168,730
Other fixed assets	34,339	26,362
Total	6,208,844	4,901,927
Accumulated depreciation, depletion and amortization, including impairment	(2,434,003)	(2,020,879)
Total property and equipment, net	3,774,841	2,881,048
Other assets:
Debt issuance costs	25,741	25,602
Derivative instruments	65,419	5,458
Other long-term assets	272	4,622
Total other assets	91,432	35,682
Total assets	$4,250,667	$3,276,618
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$179,353	$190,950
Royalties and other payables	98,972	78,264
Derivative instruments	—	4,913
Deferred income taxes	72,445	—
Total current liabilities	350,770	274,127
Long-term liabilities:
Derivative instruments	—	433
Long-term debt	2,000,000	1,500,000
Deferred income taxes	207,854	136,407
Other long-term liabilities	22,930	17,317
Total liabilities	$2,581,554	$1,928,284
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2014 or 2013	—	—
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 62,306,601 shares and 62,032,162 shares at December 31, 2014 and 2013, respectively	62	61
Additional paid-in capital	1,192,836	1,182,672
Treasury stock, at cost; 788,493 shares and 724,755 shares at December 31, 2014 and 2013, respectively	(27,414)	(24,592)
Accumulated other comprehensive loss	(234)	(108)
Retained earnings	503,863	190,301
Total stockholders' equity	1,669,113	1,348,334
Total liabilities and stockholders' equity	$4,250,667	$3,276,618

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Oil sales	$574,552	$475,119	$318,782
NGL sales	222,682	198,966	160,461
Natural gas sales	213,609	147,028	93,711
Derivative instruments	293,836	(7,095)	40,545
Total revenues	1,304,679	814,018	613,499
Operating costs and expenses:
Lease operating expense	93,202	53,336	35,138
Treating and transportation	88,501	71,338	51,826
Taxes, other than income	45,956	31,075	24,013
Depreciation, depletion and amortization	415,823	218,571	154,223
Reserve for commercial disputes	5,800	20,450	—
General and administrative costs	79,297	73,043	68,731
Total operating costs and expenses	728,579	467,813	333,931
Operating income	576,100	346,205	279,568
Other expense (income):
Interest expense, net of interest capitalized	75,292	35,957	24,316
Interest income	(15)	(2)	(7)
Other expense, net	12,379	314	60
Total other expense	87,656	36,269	24,369
Income before provision for income taxes	488,444	309,936	255,199
Income tax expense	174,882	110,584	95,904
Net income	$313,562	$199,352	$159,295
Earnings per share:
Basic	$5.10	$3.40	$3.03
Diluted	$5.09	$3.39	$3.01
Weighted average shares outstanding:
Basic	61,455	58,571	52,496
Diluted	61,649	58,830	52,887

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$313,562	$199,352	$159,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	415,823	218,571	154,223
Deferred income taxes	172,042	100,876	95,904
Amortization of deferred loan fees recorded as interest expense	3,838	8,421	2,856
Loss on debt extinguishment	3,101	—	—
Stock-based compensation expense	8,806	10,979	18,539
(Gain) loss due to change in fair value of derivative instruments	(282,250)	16,345	(19,662)
Change in operating assets and liabilities:
Accounts receivable	5,607	(18,849)	(26,454)
Prepaid expenses	3,001	21	(2,780)
Other current assets	(2,250)	172	680
Long-term assets	99	(108)	650
Accounts payable and accrued liabilities	(12,565)	37,370	(19,997)
Royalties and other payables	20,707	16,627	10,948
Other long-term liabilities	(813)	3,413	(3,572)
Income taxes	(103)	(2,181)	—
Net cash provided by operating activities	648,605	591,009	370,630
Cash flows from investing activities:
Acquisitions of oil and gas assets	(79,600)	(956,892)	—
Additions to oil and gas assets	(1,218,614)	(871,092)	(622,168)
Disposals of oil and gas assets	661	(1,304)	88,527
Net cash used in investing activities	(1,297,553)	(1,829,288)	(533,641)
Cash flows from financing activities:
Borrowings on Credit Facility	1,050,000	670,000	290,000
Payments on Credit Facility	(850,000)	(880,000)	(110,000)
Repayments on Restated Term Loan	—	—	(20,000)
Issuance of Senior Notes	500,000	1,300,000	—
Retirement of Senior Notes	(200,000)	—	—
Proceeds from issuance of common stock	—	329,008	—
Deferred loan fees	(8,364)	(28,280)	(1,980)
Proceeds from stock options exercised	618	4,981	910
Purchases of treasury stock	(2,822)	(7,113)	(6,183)
Excess tax benefit from share-based awards	129	6,681	—
Net cash provided by financing activities	489,561	1,395,277	152,747
Net (decrease) increase in cash	(159,387)	156,998	(10,264)
Cash and cash equivalents, beginning of year	193,784	36,786	47,050
Cash and cash equivalents, end of year	$34,397	$193,784	$36,786
Supplemental disclosures:
Cash paid for interest expense, net of capitalized interest	$73,426	$24,824	$20,834
Cash paid (received) for income taxes	$3,248	$2,941	$(105)
Supplemental non-cash disclosures:
Capital expenditures included in Accounts payable and accrued liabilities	$118,284	$118,725	$88,844

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	% Change Increase/ (Decrease)	2014	2013	% Change Increase/ (Decrease)

Daily production by area (Boe/d):
Eagle Ford	65.2	48.1	36%	59.3	47.6	25%
Permian	7.9	3.5	126%	6.3	1.8	250%
Other	-	0.1	(100%)	0.1	0.2	(50%)
Total (Boe/d)	73.1	51.7	41%	65.7	49.6	32%

Daily production:
Oil (Bbls/d)	19.8	15.0	32%	19.1	13.7	39%
NGLs (Bbls/d)	26.3	17.4	51%	23.0	17.5	31%
Natural Gas (Mcf/d)	161.9	116.0	40%	141.4	110.5	28%
Total (Boe/d)	73.1	51.7	41%	65.7	49.6	32%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$61.52	$88.60	(31%)	$82.61	$95.04	(13%)
Oil, including realized derivatives ($/Bbl)	69.22	88.55	(22%)	83.10	93.74	(11%)
NGL, excluding derivatives ($/Bbl)	19.00	34.12	(44%)	26.48	31.10	(15%)
NGL, including realized derivatives ($/Bbl)	23.24	34.73	(33%)	27.78	32.83	(15%)
Natural gas, excluding derivatives ($/Mcf)	3.74	3.62	3%	4.14	3.64	14%
Natural gas, including realized derivatives ($/Mcf)	3.78	3.77	0%	4.09	3.76	9%
Total (excluding realized derivatives) ($/Boe)	$31.80	$45.24	(30%)	$42.18	$45.31	(7%)
Total (including realized derivatives) ($/Boe)	$35.48	$45.76	(22%)	$42.66	$45.82	(7%)

Average costs (per Boe):
Direct LOE	$2.84	$2.61	9%	$2.90	$2.49	16%
Workovers	0.34	0.98	(65%)	0.94	0.39	141%
Insurance	0.04	0.05	(20%)	0.05	0.06	(17%)
Treating and Transportation	3.80	3.97	(4%)	3.69	3.94	(6%)
Taxes, other than income	1.53	1.43	7%	1.92	1.71	12%
DD&A	18.17	13.69	33%	17.35	12.06	44%
G&A, excluding stock-based compensation	2.33	3.68	(37%)	2.94	3.42	(14%)
Interest expense	3.22	2.09	54%	3.14	1.98	59%

Rosetta Resources Inc.
Derivatives Summary
Status as of February 23, 2015

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl	Average Ceiling Prices per Bbl
Crude oil	2015	Costless Collar	7,376	55.00	84.79
Crude oil	2015	Swap	12,000	89.81
Crude oil	2016	Swap	6,000	90.28

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Fixed Prices per Bbl
NGLs	2015	Swap	7,000	31.90

Product	Settlement Period	Derivative Instrument	Notional Daily Volume MMBtu	Average Floor/Fixed Prices per MMBtu	Average Ceiling Prices per MMBtu
Natural gas	2015	Costless Collar	50,000	3.60	5.04
Natural gas	2016	Costless Collar	40,000	3.50	5.58

Natural gas	2015	Swap	50,000	4.13
Natural gas	2016	Swap	30,000	4.04

 Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure - Adjusted Net Income
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months and twelve months ended December 31, 2014, and for the comparative periods in 2013.  Adjusted net income eliminates the unrealized derivative activity from our results for all periods, the loss on debt extinguishment for the twelve-month period ended December 31, 2014, the transaction and financing costs associated with the Company’s Permian Acquisitions for the period indicated below, and the reserve for commercial dispute for the periods indicated below, along with the related tax effects for all periods.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace net income (GAAP) but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance. Our method of computing adjusted net income may not be the same method used to compute similar measures reported by other entities.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net income (GAAP)	$185,467	$29,495	$313,562	$199,352
Unrealized derivative (gain) loss	(265,040)	13,064	(282,250)	16,345
Permian acquisition - transaction and financing costs	-	125	550	7,958
Loss on debt extinguishment	-	-	12,629	-
Reserve for commercial dispute	-	20,450	5,800	20,450
Tax expense (benefit)	95,070	(12,154)	94,435	(16,169)
Adjusted net income (Non-GAAP)	$15,497	$50,980	$144,726	$227,936

Net income per share (GAAP)
Basic	$3.02	$0.48	$5.10	$3.40
Diluted	3.01	0.48	5.09	3.39

Adjusted net income per share (Non-GAAP)
Basic	$0.25	$0.83	$2.35	$3.89
Diluted	0.25	0.83	2.35	3.87

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure – Adjusted EBITDA
(In thousands)

The following table reconciles net income (GAAP) to Adjusted EBITDA for the years ended December 31, 2014, 2013 and 2012. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes and depreciation, depletion and amortization expense and other similar non-cash or non-recurring charges. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. This measure is not intended to replace operating income (GAAP) but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance. Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other entities.

	Year Ended December 31,
	2014	2013	2012
Net income (GAAP)	$313,562	$199,352	$159,295
Interest expense, net of interest capitalized	75,292	35,957	24,316
Income tax expense	174,882	110,584	95,904
Other expense, net	12,379	314	60
Depreciation, depletion and amoritzation	415,823	218,571	154,223
EBITDA (Non-GAAP)	$991,938	$564,778	$433,798
Unrealized derivative (gain) loss	(282,250)	16,345	(19,662)
Stock-based compensation expense	8,806	10,979	18,539
Interest income	(15)	(2)	(7)
Cash premium on debt extinguishment	(9,500)	-	-
Adjusted EBITDA (Non-GAAP)	$708,979	$592,100	$432,668

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities (GAAP)	$648,605	$591,009	$370,630
Interest expense, net of interest capitalized	75,292	35,957	24,316
Amortization of deferred loan fees recorded as interest expense	(3,838)	(8,421)	(2,856)
Current income tax expense	2,840	9,708	-
Change in operating assets and liabilities	(13,683)	(36,465)	40,525
Other cash adjustments	(237)	312	53
Adjusted EBITDA (Non-GAAP)	$708,979	$592,100	$432,668

Rosetta Resources Inc.
Summary of Guidance

	2015 First Quarter			2015 Full-Year

MBoe/d
Average Daily Production	64	-	67	58	-	62

$/Boe
Direct Lease Operating Expense	$2.90	-	$3.05	$3.25	-	$3.50
Workover Expenses	1.10	-	1.15	0.90	-	1.00
Insurance	0.05	-	0.05	0.05	-	0.05
Treating and Transportation	4.00	-	4.25	4.25	-	4.65
Taxes, other than income	1.35	-	1.45	1.55	-	1.70
DD&A	16.85	-	17.40	*17.00	-	*18.00
G&A, excluding Stock-Based Compensation	3.20	-	3.35	3.60	-	3.90
Interest Expense	3.60	-	3.75	4.20	-	4.55

*The Company expects to record impairments during 2015 as a result of the depressed commodity price environment. Due touncertainty in the timing and amount of these impairments, the Company anticipates changes to the full-year 2015 DD&A guidance range provided.